Exhibit 99.1

Press Release

TNS, Inc. Closes Acquisition of Cequint, Inc.

RESTON, Va. — October 4, 2010 — TNS, Inc. (NYSE: TNS) a leading provider of critical data communications services for the telecommunications, payments and financial services industries, completed its acquisition of Cequint, Inc., a leader in carrier-grade caller ID products and enhanced services with top US-based mobile operators on October 1, 2010.  The purchase price included an initial payment of $49.3 million, consisting of $46.5 million in cash and $2.8 million in TNS stock issued to certain Cequint executives, and may be adjusted in the future for a potential additional $62.5 million in cash for the achievement of future performance-based targets tied to the achievement of four specified profit milestones not to extend past May 31, 2014, for a potential total of $111.8 million.  As part of the $49.3 million purchase price, Cequint paid off approximately $6.8 million in debt and TNS assumed approximately $0.4 million in cash. TNS expects the transaction to add approximately $2 million in revenue for the remainder of 2010, to be slightly dilutive to 2010 adjusted earnings, and to become neutral to adjusted earnings within 12 months.  TNS will further refine these expectations and update its 2010 outlook in its third quarter 2010 report in November.

To finance the acquisition, TNS exercised the accordion feature in its senior secured credit facility to raise an incremental $50 million term loan facility, which has been fully funded, and an incremental $25 million in the borrowing capacity of its revolving credit facility, which has not been drawn at this date.  TNS also amended its senior secured credit facility to permit the acquisition by TNS of Cequint, as well as to amend certain covenants, including restrictions on fundamental changes, incurrence of indebtedness, restricted payments and financial covenants (and related definitions).  Included in the changes to the restricted payments covenants are the ability for TNS to repurchase up to $50 million of its common stock over the next 18 months.  SunTrust Robinson Humphrey served as financial advisor to TNS with respect to the transaction and sole bookrunner and lead agent with respect to the exercise of the accordian.

Henry H. Graham, Jr., TNS CEO, commented, “Cequint is the emerging leader in mobile enhanced Caller ID, and this acquisition naturally extends our Telecommunication Services Division’s capabilities.  The combination of our carrier-grade network and our identity and verification platform with the adoption of Cequint’s technology by tier-one mobile operators and OEMs creates a very powerful offering that extends TNS’ operator partnerships, enhances our ability to help these customers generate additional revenue, and brings to TNS a highly experienced team of application innovators who know how to execute for mobile operators.  This puts TNS in an excellent position to capture share in the expanding mobile applications market.”

About TNS

Transaction Network Services (TNS) is an international data communications company that enables payments, money and voices, to move around the world.

TNS’ mission is to enable the world to transact. It does this through a broad range of networking, communications and value added services, which it provides to many of the world’s leading retailers, banks/processors, telecommunications companies and financial markets.

Since its inception in 1990, TNS has designed and implemented multiple data networks, each designed specifically for the transport of transaction-oriented data. TNS’ networks support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods. Today, TNS has offices throughout the world serving customers in 28 countries with the ability to provide services in other countries.

For further information about TNS, visit www.tnsi.com

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions.  Similarly, statements herein that describe the company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; the company’s ability to grow its business domestically and internationally due to longer than expected sales cycles, customer delays in migration, acquiring new customers or developing new service offerings;; the company’s ability to identify, execute or effectively integrate acquisitions, including the acquisitions of CSG and Cequint; the company’s ability to adapt to changing technology; the Company’s ability to obtain increased borrowings and amendments to the terms of its senior secured credit facility and its ability to borrow funds in amounts sufficient to enable it to service its debt, and meet its working capital and capital expenditure requirements; and other risk factors described in the company’s annual report on Form 10-K filed with the SEC on March 16, 2010.  In addition, the statements in this press release are made as of October 4, 2010.  The company expects that subsequent events or developments will cause its views to change.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	703-814-8209	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

# # #